                                                                    Exhibit 99.1

OPTIMUMCARE COMPLETES ACQUISITION OF AN ARIZONA COMMUNITY MENTAL HEALTH CENTER

Tuesday March 2, 2004    9:00 am ET

LAGUNA NIGUEL, Calif., March 2, 2004 -- OptimumCare Corporation (OTC BB: OPMC) today announced that it has completed the acquisition of all of the stock of an Arizona-based community mental health center. The community mental health center primarily provides outpatient behavioral health services to patients in the greater Phoenix, Arizona area.

The community mental health center is subject to holdbacks estimated at $400,000 with respect to two payors. Payments with respect to future reimbursement requests submitted to these payors will be offset against these holdback amounts until such time as these obligations have been satisfied. As a result, the community mental heath center will not generate cash revenues from its operations for a number of months.

The change in ownership of the community mental health center requires the approval of various licensing agencies. A delay in the receipt or the denial of these approvals could result in a significant negative impact on the business.

Created in 1987, OptimumCare Corporation provides healthcare services in two industry segments. The Behavioral Health Management Division provides management teams to client hospitals and medical centers on a long-term contract basis to run inpatient and outpatient behavioral health services and also owns and operates such centers itself. The Temporary Health Care Staffing Division provides temporary skilled nurses, social workers and other professionals to a broad base of medical and healthcare client sites.

Certain of the statements made herein constitute forward-looking statements that involve risks and uncertainties, including the risks associated with plans, the effects of changing economic and competitive conditions, government regulation which may affect facilities, licensing, healthcare reform which may affect payment amounts and timing, availability of sufficient working capital, program development efforts and timing, and market acceptance of new programs which may affect future sales growth and/or costs of operations. Additional information may be obtained by reviewing the Company's reports filed from time to time with the SEC.

Contact:

   OptimumCare Corporation
   Ed Johnson, Chairman & CEO
   (800) 771-7202
   www.optimumcare.com

Source: OptimumCare Corporation